Mark R. Jaggi

Dear Mark,

LifeVantage Corporation (the “Company”), is pleased to offer you a position as Chief Financial Officer reporting directly to our President and Chief Executive Officer. We trust that your knowledge, skills and experience will be among our most valuable assets.

•	Salary: Annual gross starting salary of $325,000 paid in installments by direct deposit.

•	Performance Bonuses: Subject to approval by the Board of Directors each fiscal year, participation in the Employee Bonus Plan at the Executive level with a target bonus of 50% of your annual base pay.

•
Equity: Upon approval of the Board of Directors, and equity grant in the amount of 120,000 restricted stock units vesting over three years. After the initial new hire grant, participation annually in the executive equity plan.

•	Benefits: Executive benefits as described in the attached Key Executive Benefits Agreement.

To accept this job offer: Sign and date this job offer letter where indicated below.

If you accept this job offer, your hire date will be no later than August 17, 2015 as we would very much like you to be part of our year end close process and audit.

Please be aware that this offer of employment is contingent upon a drug screening and background check. LifeVantage is strongly committed to maintaining a drug-free workplace, and providing a safe and productive work environment for you. To maintain this environment, LifeVantage requires all new employees to pass a drug-screening test as a condition of employment, the results of which remain confidential. Upon your acceptance, please contact me to set up a convenient time for your screening.

Sincerely, /s/Michelle Oborn Michelle Oborn Vice President Human Resources	Agreed to and accepted this 17th day of July, 2015. /s/ Mark Jaggi Mark Jaggi